Exhibit 3.20

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:00 PM 12/22/1999 991562853 - 3132265

CERTIFICATE OF MERGER

MERGING

PERFORMANCE ENGINEERING CORPORATION (A VIRGINIA CORPORATION)

INTO

PEC SOLUTIONS, INC. (A DELAWARE CORPORATION)

Pursuant to Section 252(c) of the

General Corporation Law of the State of Delaware

The undersigned corporation DOES HEREBY CERTIFY:

FIRST: That Performance Engineering Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia (the “Merging Corporation”), and PEC Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Surviving Corporation”), agree that the Merging Corporation shall be merged with and into the Surviving Corporation.

SECOND: That the terms and conditions of the merger (the “Merger”) and the mode of carrying the same into effect are as set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), which was approved, adopted, certified, executed and acknowledged by both the Merging Corporation and the Surviving Corporation in accordance with, and pursuant to, the provisions of Section 252(c) of the State of Delaware General Corporation Law.

THIRD: That the name of the surviving corporation of the Merger is PEC Solutions, Inc., a Delaware corporation, which shall continue to be named PEC Solutions, Inc. after the date on which the Merger becomes effective.

FOURTH: That the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the corporation surviving the Merger.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, and the address of such principal place of business is 3949 Pender Drive, Fairfax, Virginia 22030.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and at no cost, to any stockholder of the Merging Corporation or the Surviving Corporation.

SEVENTH: That the total number of shares of stock that the Merging Corporation has authority to issue is Ten Million (10,000,000) shares of common stock, par value one cent ($0.01) per share.

EIGHTH: Pursuant to Section 103(d) of the State of Delaware General Corporation Law, the effective time and date of the Merger shall be 12:01 A.M., Eastern Time, on January 1, 2000.

IN WITNESS WHEREOF, PEC Solutions, Inc., a Delaware corporation, the surviving corporation to the Merger, has caused this Certificate of Merger to be signed in its corporate name and on its behalf by its president and attested by the corporate secretary all as of the date first written above.

ATTEST:			PEC SOLUTIONS, INC. A DELAWARE CORPORATION (THE SURVIVING CORPORATION)

By:	/s/ Alan H. Harbitter	By:	/s/ David C. Karlgaard
	Alan H. Harbitter		David C. Karlgaard
	Secretary		President and Chief Executive Officer

THE UNDERSIGNED, President of PEC Solutions, Inc. a Delaware Corporation, who executed on behalf of said corporation the foregoing Certificate of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ David C. Karlgaard
David C. Karlgaard
President and Chief Executive Officer